EXHIBIT 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. ANNOUNCES RECORD FISCAL 2005

THIRD QUARTER RESULTS

Q3-05 Net Sales Increased 27.2% to $57.4 Million;

Comparable Store Sales Increased 9.8% in Third Quarter and 10.8% in First Nine Months;

Net Income Increased 52.6% in Third Quarter;

Q3-05 Diluted EPS Increased 37.0% to $0.37;

Company Raises FY-05 EPS Guidance Range to $0.84 to $0.85

Everett, WA – November 16, 2005 – Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the third quarter and nine months ended October 29, 2005.

Total net sales for the third quarter (13 weeks) ended October 29, 2005 increased by 27.2% to $57.4 million from $45.1 million reported in the third quarter of the prior year.  The company posted net income for the quarter of $5.3 million or $0.37 per diluted share versus net income of $3.5 million or $0.27 per diluted share in the third quarter of the prior year.  Comparable store sales increased 9.8% for the third quarter of fiscal 2005 compared to 9.0% in the third quarter of fiscal 2004.

Total net sales for the first nine months (39 week period) of fiscal 2005 increased by 29.4% to $130.2 million from $100.6 million reported in the first nine months of the prior year.  The company posted net income of $6.1 million or $0.45 per diluted share in the first nine months of 2005 versus $3.0 million or $0.23 per diluted share in the prior year.  Comparable store sales increased 10.8% for the first nine months of fiscal 2005 compared to 8.2% for the first nine months of fiscal 2004.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, “Our results for the third quarter, which exceeded expectations, were fueled by comparable store sales gains and improved leverage on our sales growth.  Our positive momentum continues and we believe that we are well-positioned from a merchandising perspective as we head into the all important holiday selling season. ”

Mr. Brooks continued, “Despite a challenging retail environment, we’ve successfully executed our expansion plan which generated record results.  Our performance underscores the strength of our team, the diversity of our brands and the compelling nature of our concept.”

For fiscal 2005, the company plans to open 35 new stores.  In the first nine months of fiscal 2005, Zumiez opened 25 new stores and remains on plan for its store openings for the remainder of the year.

Mr. Brooks concluded, “We believe Zumiez has created an important niche in the marketplace as the destination, lifestyle retailer for the action sports consumer.  The engaging, interactive feel of our stores, our broad range of products and unique brand offerings, and our well-informed, enthusiastic staff have reinforced this competitive edge.  We remain confident that we have the opportunity to significantly expand our store base and we remain focused on further building our leadership position in the industry.”

On November 8, 2005, a secondary public offering of shares of the company’s common stock by certain of its shareholders was priced at $35.60 per share.  The offering consisted of 2,731,250 shares of common stock, including 356,250 shares that were subject to the underwriters’ over-allotment option.  All of the shares were sold by shareholders of Zumiez and, as a result, Zumiez did not receive any of the proceeds from the offering.

2005 Outlook

The company stated that it now expects diluted earnings per share to range from $0.84 to $0.85 in fiscal 2005 and that weighted average diluted shares for the year are expected to be approximately 13,700,000 shares.  This is an increase from previous guidance of diluted earnings per share of $0.80 to $0.82 and fiscal 2004 amount of $0.56 per diluted share.  The updated guidance includes estimated expenses incurred in connection with the secondary offering mentioned above.  The company also stated that it believes that its projected earnings growth rate of 30% continues to be achievable for fiscal 2006 and beyond.

In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends and consumer preferences,

boardsports popularity and participation rates, general economic conditions and the impact of other business variables and risks.

A conference call will be held today to discuss third quarter results and will be web cast at 5:00 p.m. ET on http://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  As of October 29, 2005 we operate 164 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company’s future earnings, growth rate and other metrics of financial performance, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to open and operate new stores successfully, our ability to anticipate, identify and respond to fashion trends and customer preferences, our dependence on mall traffic for our sales, seasonal fluctuations in our business, unseasonable weather conditions, competition, including promotional and pricing competition, changes in the availability or cost of merchandise, labor or delivery services, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the final prospectus relating to the public offering of our common stock filed on November 9, 2005 pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Net sales	$57,412	$45,138	$130,188	$100,582
Cost of goods sold	35,999	28,953	86,153	69,165
Gross margin	21,413	16,185	44,035	31,417

Selling, general and administrative expenses	13,198	10,609	34,530	26,248
Operating profit (loss)	8,215	5,576	9,505	5,169

Interest income (expense), net	221	(62)	269	(218)
Other income	1	2	2	5
Earnings (loss) before income taxes	8,437	5,516	9,776	4,956

Provision (benefit) for income taxes	3,158	2,057	3,689	1,936
Net income (loss)	$5,279	$3,459	$6,087	$3,020

Basic net income (loss) per share	$0.39	$0.31	$0.48	$0.27

Diluted net income (loss) per share	$0.37	$0.27	$0.45	$0.23

Weighted average shares outstanding, Basic	13,544,682	11,305,261	12,712,277	11,305,261

Weighted average shares outstanding, Diluted	14,300,889	13,002,503	13,461,872	12,874,073

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 29, 2005	January 29, 2005	October 30, 2004
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$24,015	$1,026	$897
Marketable Securities	6,086	—	—
Receivables	4,558	1,911	1,430
Inventory	43,597	23,230	34,595
Prepaid expenses and other	1,038	1,166	546
Deferred tax assets	1,177	859	1,044
Total current assets	80,471	28,192	38,512

Leasehold improvements and equipment, net	32,780	26,619	24,014
Total assets	$113,251	$54,811	$62,526

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$30,280	$11,240	$18,876
Revolving credit facility	—	—	6,125
Book overdraft	—	429	3,982
Accrued payroll and payroll taxes	2,678	2,561	2,161
Income taxes payable	—	2,611	1,312
Current portion of deferred rent and tenant allowances	1,223	1,045	1,198
Other accrued liabilities	3,480	5,550	2,844
Total current liabilities	37,661	23,436	36,498

Long-term deferred rent and tenant allowances, less current portion	7,274	4,065	3,026
Deferred tax liabilities	1,452	1,511	1,491
Total long term liabilities	8,726	5,576	4,517

Commitments and contingencies (Note 4)

Shareholders’ equity
Preferred stock, no par value, 20,000,000 shares authorized; none issued and outstanding
Common stock, no par value, 50,000,000 shares authorized; 13,611,327 shares issued and outstanding at October 29, 2005 and 11,305,261 shares issued and outstanding at January 29, 2005 and October 30, 2004	34,751	44	44
Employee stock options	219	95	54
Retained earnings	31,894	25,808	21,561
Receivable from parent	—	(148)	(148)
Total shareholders’ equity	66,864	25,799	21,511

Total liabilities and shareholders’ equity	$113,251	$54,811	$62,526

ZUMIEZ INC.
CONDENSED CONSOLIDATED CASH FLOWS
(in thousands)
(Unaudited)

	For the Nine Months Ended
	October 29, 2005	October 30, 2004
Cash flows from operating activities
Net income (loss)	$6,087	$3,020
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	5,361	3,999
Deferred tax expense	(377)	(221)
Stock compensation expense	123	54
Loss on disposal of assets	33	3
Changes in operating assets and liabilities
Receivables	(2,647)	(391)
Inventory	(17,143)	(12,723)
Prepaid expenses	127	(151)
Trade accounts payable	15,816	8,533
Accrued payroll and payroll taxes	117	552
Income taxes payable	(2,611)	(534)
Other accrued liabilities	(1,920)	691
Deferred rent	385	271
Net cash provided by operating activities	$3,351	$3,103

Cash flows from investing activities
Additions to leasehold improvements and equipment	$(8,554)	$(7,583)
Purchases of marketable securities	$(6,086)	$—
Net cash used in investing activities	$(14,640)	$(7,583)

Cash flows from financing activities
Change in book overdraft	$(429)	$(482)
Borrowings on revolving credit facility	16,450	38,796
Payments on revolving credit facility	(16,450)	(32,971)
Proceeds from sale of stock	34,707	—
Principal payments on long-term debt	—	(544)
Net cash provided by financing activities	$34,278	$4,799

Net increase in cash and cash equivalents	$22,989	$319
Cash and cash equivalents, Beginning of period	1,026	578
Cash and cash equivalents, End of period	$24,015	$897

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$59	$218
Cash paid during the period for income taxes	2,746	2,752